Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Central Federal Corporation on Form S-8 of our report dated March 27, 2015 on our audit of the consolidated financial statements as of and for the year ended December 31, 2014 incorporated by reference in the Annual Report on Form 10-K.

/s/ BKD, LLP BKD, LLP

Indianapolis, Indiana
October 9, 2015